Exhibit 99.1

Contact:
Matt Juneau	225.388.7940

Albemarle reports strong 2016 earnings finish and record cash flow from operations

CHARLOTTE, NC - February 27, 2017 –

Fourth quarter 2016 highlights:

•	Fourth quarter earnings were $602.1 million, or $5.30 per diluted share, including $546.3 million in after-tax gains related to the sale of the Chemetall Surface Treatment business

•	Fourth quarter adjusted EBITDA was $187.4 million, an increase of 12% over the prior year, excluding the impact of divestitures

•	Full year cash from operations was a record $733.4 million, an increase of 103% over the prior year

•
Completed sale of Chemetall Surface Treatment business on December 14 and completed the acquisition of the lithium hydroxide and lithium carbonate conversion assets of Jiangxi Jiangli New Materials Science and Technology Co. Ltd. on December 31

•	Net debt to adjusted EBITDA ratio at December 31, 2016 was 0.1x, a significant step in our deleveraging efforts

	Three Months Ended		Year Ended
	December 31,		December 31,
In thousands, except per share amounts	2016	2015	2016	2015
Net sales	$696,655	$722,610	$2,677,203	$2,826,429
Net income from continuing operations	$50,304	$169,275	$478,638	$327,588
Net income attributable to Albemarle Corporation	$602,090	$174,252	$643,675	$334,906
Adjusted EBITDA	$187,384	$174,481	$758,217	$756,000
Diluted earnings per share from continuing operations	$0.37	$1.43	$3.90	$2.71
Diluted earnings per share attributable to Albemarle Corporation	$5.30	$1.55	$5.68	$3.00
Non-operating pension and OPEB items(a)	0.16	(0.20)	0.16	(0.22)
Non-recurring and other unusual items(b)	0.25	(0.27)	(0.49)	1.03
Discontinued operations(c)	(4.93)	(0.12)	(1.78)	(0.29)
Adjusted diluted earnings per share from continuing operations(d)	$0.78	$0.96	$3.57	$3.52

See accompanying notes (a) through (d) to the condensed consolidated financial information and non-GAAP reconciliations.

Albemarle Corporation (NYSE: ALB) reported fourth quarter 2016 net sales of $696.7 million, net income from continuing operations of $50.3 million and adjusted EBITDA of $187.4 million.

"Our three reportable segments again delivered strong results in the fourth quarter capping a year in which our three GBU's delivered adjusted EBITDA growth of $96 million, an increase of 13% compared to 2015. Full year adjusted EBITDA growth of 34% in Lithium and 21% in Refining Solutions was especially impressive," said Luke Kissam, Albemarle's Chairman, CEO and President. "We also completed key strategic initiatives in the quarter that accelerate our transformation into a premier, high growth specialty chemicals company. The sale of the Chemetall Surface Treatment business to BASF SE was completed, fully restoring our balance sheet, and substantially increasing our financial flexibility. We finalized the agreement with CORFO that more than triples our Lithium quota in Chile, and secures our access to the best lithium reserve in the world through 2043. Finally, we closed on the acquisition of the lithium assets of Jiangxi Jiangli New Materials Science and Technology Co. Ltd., which makes us an owner of high quality spodumene conversion assets and makes us an integrated producer of lithium salts from spodumene given our ownership position in the Talison mines in Australia."

Outlook

Our 2016 performance and strategic actions have positioned Albemarle for another strong year of growth in 2017. We expect net sales to range between $2.8 billion and $2.95 billion, with adjusted EBITDA between $800 million and $840 million, and adjusted diluted earnings per share between $4.00 and $4.25.

Results

Net income from continuing operations for the fourth quarter 2016 was $50.3 million, or $0.37 per diluted share (after income attributable to noncontrolling interests), compared to $169.3 million, or $1.43 per diluted share in the fourth quarter 2015. The decrease in 2016 was primarily related to an increase in discrete tax charges of $0.55 per diluted share, an increase in mark-to-market actuarial losses of $0.35 per diluted share and the impact of a higher tax rate in 2016 due to the level and geographic mix of income. Additionally, adjusted EBITDA increased by $12.9 million, which includes a decrease of $24.5 million in All Other as compared to prior year related to divestitures and the FCS business. See notes to the condensed consolidated financial information for further details. Fourth quarter 2016 adjusted net income from continuing operations was $88.8 million, or $0.78 per diluted share, compared to $108.1 million, or $0.96 per diluted share, for fourth quarter 2015 (see notes to the condensed consolidated financial information). The Company reported net sales of $696.7 million in fourth quarter 2016, down from net sales of $722.6 million in the fourth quarter of 2015, driven by the divestitures of $70.9 million, partially offset by the favorable impact of higher sales volumes, as well as favorable price and mix impacts in certain businesses and favorable currency exchange impacts.

Net income from continuing operations for the full year 2016 was $478.6 million, or $3.90 per diluted share (after income attributable to noncontrolling interests), compared to $327.6 million, or $2.71 per diluted share, for the full year 2015. The full year 2016 includes the gains related to the sales of the metal sulfides and minerals-based flame retardants and specialty chemicals businesses of $1.02 per diluted share. Increases in adjusted EBITDA for our reportable segments of $96.1 million were partially offset by decreased adjusted EBITDA in All Other due to divestitures, and lower adjusted EBITDA in Corporate of $54.7 million due primarily to 2015 currency gains related to cash denominated in U.S. Dollars held by foreign subsidiaries where the European Union Euro serves as the functional currency, related to the acquisition of Rockwood. Adjusted net income from continuing operations for the full year 2016 was $403.8 million, or $3.57 per diluted share, compared to $392.2 million, or $3.52 per diluted share, for the full year 2015 (see notes to the condensed consolidated financial information). Net sales for the full year 2016 were $2.68 billion, down from net sales of $2.83 billion, driven primarily by the divestitures of $265.3 million, partially offset by the favorable impact of higher sales volumes, as well as favorable price and mix impacts in certain businesses and favorable currency exchange impacts.

On December 14, 2016, the Company closed the sale of the Chemetall Surface Treatment business to BASF SE for cash proceeds of approximately $3.1 billion, net of estimated purchase price adjustments, and recorded an after-tax gain of $135.0 million related to the sale of this business. We used a portion of the proceeds to significantly reduce leverage, including repaying the outstanding balance of the term loan in December 2016. In the second quarter of 2016, the Company determined that the business qualified for discontinued operations treatment, and as such began accounting for its assets and liabilities as held for sale. The financial results of the disposal group and related gain on sale have been presented as discontinued operations in the consolidated statements of income and excluded from segment results for all periods presented.

Quarterly Segment Results

Effective January 1, 2016, our former Performance Chemicals reportable segment was split into two separate reportable segments: (1) Lithium and Advanced Materials, which includes Lithium and Performance Catalyst Solutions and Curatives (“PCS”), and (2) Bromine Specialties. For comparison purposes, prior year periods have been reclassified to conform to the current segments. This split did not affect the Refining Solutions reportable segment, which is presented on the same basis as in the prior year.

Lithium and Advanced Materials reported net sales of $278.3 million in the fourth quarter of 2016, an increase of 30.0% from fourth quarter 2015 net sales of $214.0 million. Net sales were impacted by $0.9 million of favorable currency exchange impacts as compared to the prior year. The remaining $63.4 million increase in net sales was primarily due to favorable pricing impacts and increased sales volumes. Adjusted EBITDA for Lithium and Advanced Materials was $102.5 million, an increase of 31.6% from fourth quarter 2015 results of $77.9 million. Adjusted EBITDA was impacted by $1.2 million of favorable currency exchange impacts as compared to the prior year. The remaining $23.4 million increase in adjusted EBITDA was primarily due to favorable pricing impacts partially offset by higher selling and administrative costs.

Bromine Specialties reported net sales of $194.5 million in the fourth quarter of 2016, an increase of 13.4% from fourth quarter 2015 net sales of $171.5 million. Net sales were impacted by $1.3 million of favorable currency exchange impacts as compared to the prior year. The remaining $21.7 million increase in net sales was primarily due to higher sales volumes. Adjusted EBITDA for Bromine Specialties was $46.9 million, an increase of 11.2% from fourth quarter 2015 results of $42.2 million. Adjusted EBITDA was impacted by $1.1 million of favorable currency exchange impacts as compared to the prior year. The remaining $3.6 million increase in adjusted EBITDA was primarily driven by higher sales volumes.

Refining Solutions reported net sales of $193.1 million in the fourth quarter of 2016, a decrease of 3.7% from net sales of $200.4 million in the fourth quarter of 2015. Net sales were impacted by $0.6 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $6.7 million decrease in net sales was primarily driven by lower sales volumes and unfavorable pricing impacts. Adjusted EBITDA for Refining Solutions was $57.3 million in the fourth quarter of 2016, an increase of 8.8% from fourth quarter 2015 results of $52.7 million. Adjusted EBITDA was impacted by $0.3 million of favorable currency exchange impacts as compared to the prior year. The remaining $4.9 million increase in adjusted EBITDA was primarily due to higher equity income from our joint venture Nippon Ketjen Company Limited due to sales volumes as well as a favorable sales mix.

On January 4, 2016, we closed the sale of the metal sulfides business, and on February 1, 2016, we closed the sale of the minerals-based flame retardants and specialty chemicals business. The divestiture of these businesses reduced net sales and adjusted EBITDA for the fourth quarter of 2016 as compared to the prior year period by $70.9 million and $7.8 million, respectively.

All Other net sales were $30.0 million in the fourth quarter of 2016, a decrease of 77.5% from net sales of $133.4 million in the fourth quarter of 2015. Excluding the impact of the divested businesses, All Other net sales decreased by $32.5 million compared to the prior year due to lower sales volumes and unfavorable pricing impacts for fine chemistry services. All Other adjusted EBITDA was a loss of less than $0.1 million in the fourth quarter of 2016, a decrease of 100.2% from fourth quarter 2015 results of $24.5 million. Excluding the impact of the divested businesses, All Other adjusted EBITDA decreased by $16.7 million compared to the prior year predominantly due to lower overall sales for fine chemistry services.

In summary, total net sales of $696.7 million in the fourth quarter of 2016, a decrease of $26.0 million, or 3.6%, from fourth quarter 2015 net sales of $722.6 million, were negatively impacted by the divestiture of our metal sulfides and minerals-based flame retardants and specialty chemicals businesses, which reduced revenues versus the prior year by $70.9 million, partially offset by favorable currency impacts of $1.6 million. Excluding currency exchange impacts and the impact of the divested businesses, net sales for the period increased 6.0% as compared to the prior year. Total adjusted EBITDA of $187.4 million in the fourth quarter of 2016, an increase of $12.9 million, or 7.4%, from fourth quarter 2015 adjusted EBITDA of $174.5 million, was favorably impacted by $8.1 million currency exchange (including $5.5 million of unfavorable currency exchange impacts on corporate results) as well as the divestiture of our metal sulfides and minerals-based flame retardants and specialty chemicals business, which reduced adjusted EBITDA versus the prior year by $7.8 million. Excluding currency exchange impacts and the impact of the divested businesses, adjusted EBITDA for the fourth quarter 2016 increased 7.0% as compared to the prior year.

Corporate Results

Corporate adjusted EBITDA was a loss of $19.4 million in the fourth quarter of 2016 compared to a loss of $22.8 million in the fourth quarter of 2015. The improvement in Corporate adjusted EBITDA was primarily due to foreign currency gains in the fourth quarter of 2016 of $5.5 million partially offset by increased compensation costs.

Income Taxes

Our effective income tax rates for the fourth quarter of 2016 and 2015 of 49.5% and (23.5)%, respectively, are influenced by non-recurring, other unusual and non-operating pension and OPEB items (see notes to the condensed consolidated financial information). Our adjusted effective income tax rates, which exclude non-recurring, other unusual and non-operating pension and OPEB items, were 28.3% and 11.6% for the fourth quarter of 2016 and 2015, respectively, and continue to be influenced by the level and geographic mix of income. The effective tax rate in 2015 was driven down by a variety of factors including mix of income and planning related to the Rockwood acquisition. Our effective income tax rates for the year ended December 31, 2016 and 2015 were 18.7% and 3.6%, respectively, and excluding non-recurring, other unusual and non-operating pension and OPEB items, 20.8% and 23.1%, respectively.

Cash Flow

Our cash flow from operations was approximately $733.4 million for the year ended December 31, 2016, up 103% versus the same period in 2015. We had $2.27 billion in cash and cash equivalents at December 31, 2016, as compared to $213.7 million at December 31, 2015. Cash on hand, cash provided by operations, net borrowings and net proceeds from divestitures of $3.33 billion funded $1.25 billion of debt repayments, including the full repayment of the outstanding term loan, $196.7 million of capital expenditures for plant, machinery and equipment and dividends to shareholders of $135.4 million during the year ended December 31, 2016. The change in working capital increased $239.2 million for the year ended December 31, 2016 primarily as a result of the increase in income taxes payable from the gain on the sale of the Chemetall Surface Treatment business of $253.0 million.

Earnings Call

The Company’s performance for the fourth quarter ended December 31, 2016 will be discussed on a conference call at 9:00 AM Eastern time on February 28, 2017. The call can be accessed by dialing 888-713-4211 (International Dial-In # 617-213-4864), and entering conference ID 65384948. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 4,500 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release and the conference call and discussions that follow, including, without limitation, product development, changes in productivity, market trends, price, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory proceedings, claims or litigation; the occurrence of cybersecurity breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$696,655	$722,610	$2,677,203	$2,826,429
Cost of goods sold(a)(b)	455,689	484,837	1,706,627	1,966,196
Gross profit	240,966	237,773	970,576	860,233
Selling, general and administrative expenses(a)(b)	125,476	47,768	380,464	300,440
Research and development expenses(b)	19,091	21,863	80,475	89,187
Restructuring and other, net(b)	—	—	—	(6,804)
Gain on sales of businesses, net(b)	—	—	(122,298)	—
Acquisition and integration related costs(b)	13,047	15,128	57,384	132,299
Operating profit	83,352	153,014	574,551	345,111
Interest and financing expenses(b)	(18,321)	(19,457)	(65,181)	(81,650)
Other income (expenses), net(b)	5,154	(2,951)	5,894	47,283
Income from continuing operations before income taxes and equity in net income of unconsolidated investments	70,185	130,606	515,264	310,744
Income tax expense (benefit)(b)	34,728	(30,646)	96,263	11,134
Income from continuing operations before equity in net income of unconsolidated investments	35,457	161,252	419,001	299,610
Equity in net income of unconsolidated investments (net of tax)(b)	14,847	8,023	59,637	27,978
Net income from continuing operations	50,304	169,275	478,638	327,588
Income from discontinued operations (net of tax)(c)	559,974	13,402	202,131	32,476
Net income	610,278	182,677	680,769	360,064
Net income attributable to noncontrolling interests	(8,188)	(8,425)	(37,094)	(25,158)
Net income attributable to Albemarle Corporation	$602,090	$174,252	$643,675	$334,906
Basic earnings per share
Continuing operations	$0.37	$1.43	$3.93	$2.72
Discontinued operations	4.98	0.12	1.80	0.29
	$5.35	$1.55	$5.73	$3.01
Diluted earnings per share
Continuing operations	$0.37	$1.43	$3.90	$2.71
Discontinued operations	4.93	0.12	1.78	0.29
	$5.30	$1.55	$5.68	$3.00
Weighted-average common shares outstanding – basic	112,487	112,207	112,379	111,182
Weighted-average common shares outstanding – diluted	113,563	112,608	113,239	111,556

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	December 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$2,269,756	$213,734
Other current assets	1,036,862	975,336
Assets held for sale	—	641,932
Total current assets	3,306,618	1,831,002
Property, plant and equipment	3,910,522	3,700,472
Less accumulated depreciation and amortization	1,550,382	1,379,377
Net property, plant and equipment	2,360,140	2,321,095
Noncurrent assets held for sale	—	2,971,455
Other assets and intangibles	2,494,449	2,474,402
Total assets	$8,161,207	$9,597,954
LIABILITIES AND EQUITY
Current portion of long-term debt	$247,544	$674,994
Other current liabilities	892,559	612,093
Liabilities held for sale	—	329,598
Total current liabilities	1,140,103	1,616,685
Long-term debt	2,121,718	3,142,163
Noncurrent liabilities held for sale	—	464,207
Other noncurrent liabilities	544,043	588,734
Deferred income taxes	412,739	384,852
Albemarle Corporation shareholders’ equity	3,795,062	3,254,392
Noncontrolling interests	147,542	146,921
Total liabilities and equity	$8,161,207	$9,597,954

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Year Ended
	December 31,
	2016	2015
Cash and cash equivalents at beginning of year	$213,734	$2,489,768
Cash and cash equivalents at end of period	$2,269,756	$213,734
Sources of cash and cash equivalents:
Net income	$680,769	$360,064
Cash proceeds from divestitures, net	3,325,571	8,883
Proceeds from borrowings of long-term debt	—	2,250,000
Other borrowings, net	—	54,625
Dividends received from unconsolidated investments and nonmarketable securities	43,759	59,912
Return of capital from unconsolidated investment	—	98,000
Decrease in restricted cash	—	57,550
Working capital changes(e)	239,195	—
Uses of cash and cash equivalents:
Working capital changes	—	(41,534)
Capital expenditures	(196,654)	(227,649)
Acquisition of Rockwood, net of cash acquired	—	(2,051,645)
Other acquisitions, net of cash acquired	(126,747)	(48,845)
Cash payments related to acquisitions and other	(81,987)	—
Repayments of long-term debt	(1,252,302)	(2,626,241)
Repayments of other borrowings, net	(163,721)	—
Pension and postretirement contributions	(20,068)	(21,613)
Dividends paid to shareholders	(135,353)	(119,302)
Dividends paid to noncontrolling interests	(35,855)	(23,286)
Non-cash and other items:
Depreciation and amortization	226,169	260,076
Gain associated with restructuring and other	—	(6,804)
Gain on sales of businesses, net	(510,278)	—
Pension and postretirement expense (benefit)	41,546	(38,817)
Deferred income taxes	21,121	(136,298)
Equity in net income of unconsolidated investments (net of tax)	(61,534)	(30,999)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales:
Lithium and Advanced Materials	$278,266	$213,993	$968,216	$834,590
Bromine Specialties	194,513	171,462	792,425	775,729
Refining Solutions	193,093	200,420	732,137	729,261
All Other	30,001	133,437	180,988	471,434
Corporate	782	3,298	3,437	15,415
Total net sales	$696,655	$722,610	$2,677,203	$2,826,429

Adjusted EBITDA:
Lithium and Advanced Materials	$102,499	$77,879	$363,360	$312,867
Bromine Specialties	46,949	42,222	226,926	222,653
Refining Solutions	57,343	52,685	238,963	197,595
All Other	(38)	24,453	14,772	53,993
Corporate(a)	(19,369)	(22,758)	(85,804)	(31,108)
Total adjusted EBITDA	$187,384	$174,481	$758,217	$756,000

Lithium and Advanced Materials - details by product category:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales:
Lithium	$208,173	$139,033	$668,852	$508,844
PCS	70,093	74,960	299,364	325,746
Total Lithium and Advanced Materials	$278,266	$213,993	$968,216	$834,590

Adjusted EBITDA:
Lithium	$89,097	$57,131	$285,714	$213,464
PCS	13,402	20,748	77,646	99,403
Total Lithium and Advanced Materials	$102,499	$77,879	$363,360	$312,867

See accompanying notes to the condensed consolidated financial information and non-GAAP reconciliations below.

Notes to the Condensed Consolidated Financial Information

(a)
Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our reportable segments and are included in the Corporate category. Although non-operating pension and OPEB items are included in Cost of goods sold and Selling, general and administrative expenses in accordance with GAAP, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Non-operating pension and OPEB items included in Cost of goods sold and Selling, general and administrative expenses were as follows (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cost of goods sold:
MTM actuarial loss (gain)	$0.3	$(2.0)	$0.3	$(2.0)
Interest cost and expected return on assets, net	(0.2)	(0.4)	(0.6)	(1.7)
Total	$0.1	$(2.4)	$(0.3)	$(3.7)

Selling, general and administrative expenses:
MTM actuarial loss (gain)	$26.3	$(28.1)	$26.3	$(28.1)
Interest cost and expected return on assets, net	(0.2)	(0.9)	(0.4)	(3.5)
Total	$26.1	$(29.0)	$25.9	$(31.6)

The MTM actuarial loss (gain) was $26.6 million and ($30.1) million for the three months and years ended December 31, 2016 and 2015, respectively, and resulted from the annual remeasurement of our pension and OPEB plans in the fourth quarter.

(b)
In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items from continuing operations and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Utilization of inventory markup(1)	$—	$0.02	$—	$0.60
Write-off of research and development fixed assets(2)	—	—	0.01	—
Restructuring and other, net(3)	—	(0.01)	—	(0.05)
Gain on sales of businesses, net(4)	—	—	(1.02)	—
Acquisition and integration related costs(5)	0.05	0.06	0.31	0.76
Loss on extinguishment of debt(6)	0.01	0.03	0.01	0.03
Interest and financing expenses related to Rockwood acquisition(7)	—	—	—	0.01
Other(8)	0.03	—	0.02	0.03
Impairment of unconsolidated investment(9)	—	0.02	—	0.02
Discrete tax items(10)	0.16	(0.39)	0.18	(0.37)
Total non-recurring and other unusual items	$0.25	$(0.27)	$(0.49)	$1.03

(1)
In connection with the acquisition of Rockwood, the Company valued Rockwood’s existing inventory at fair value as of the acquisition date, which resulted in a markup of the underlying net book value of the inventory. The inventory markup was expensed over the estimated remaining selling period. For the three months ended December 31, 2015, $0.5 million was included in Cost of goods sold and Equity in net income of unconsolidated investments was reduced by $0.2 million related to the utilization of the inventory markup. For the year ended December 31, 2015, $55.9 million ($40.0 million after income taxes, or $0.36 per share) was included in Cost of goods sold, and Equity in net income of unconsolidated investments was reduced by $27.1 million ($0.24 per share), related to the utilization of the inventory markup.

(2)
Included in Research and development expenses for the year ended December 31, 2016 is a loss of $1.4 million ($1.1 million after income taxes, or $0.01 per share) resulting from the write-off of research and development fixed assets in China.

(3)
Included in Restructuring and other, net, for the year ended December 31, 2015 is a gain of $6.8 million ($5.4 million after income taxes, or $0.05 per share) recognized upon the sale of land in Avonmouth, UK, which was utilized by the phosphorus flame retardants business we exited in 2012.

(4)
Included in Gain on sales of businesses, net, for the year ended December 31, 2016 is $11.5 million ($11.3 million after income taxes, or $0.10 per share) related to the sale of the metal sulfides business and $112.3 million ($105.8 million after income taxes, or $0.93 per share) related to the sale of the minerals-based flame retardants and specialty chemicals business. In addition, Gain on sales of businesses, net, for the year ended December 31, 2016 includes a loss of $1.5 million, or $0.01 per share, on the sale of our wafer reclaim business.

(5)	Acquisition and integration related costs consisted of the following:

Three months ended December 31, 2016 -

•
$9.7 million of integration costs resulting from the acquisition of Rockwood and $3.3 million in connection with other significant projects. After income taxes, these charges totaled $5.9 million, or $0.05 per share.

Year ended December 31, 2016 -

•
$52.1 million of integration costs resulting from the acquisition of Rockwood and $5.3 million in connection with other significant projects. After income taxes, these charges totaled $35.4 million, or $0.31 per share.

Three months ended December 31, 2015 -

•
$12.7 million directly related to the acquisition of Rockwood and $2.4 million in connection with other significant projects. After income taxes, these charges totaled $5.5 million, or $0.06 per share.

Year ended December 31, 2015 -

•
$123.9 million directly related to the acquisition of Rockwood and $8.4 million in connection with other significant projects. After income taxes, these charges totaled $84.6 million, or $0.76 per share.

(6)
Included in Interest and financing expenses for the three months and year ended December 31, 2016 is a loss on early extinguishment of $1.9 million ($1.5 million after income taxes, or $0.01 per share) related to the redemption of the term loan issued in October 2015. The three months and year ended December 31, 2015 includes a loss on early extinguishment of $5.4 million ($3.5 million after income taxes, or $0.03 per share) related to the redemption of senior notes issued by the Company’s wholly-owned subsidiary, Rockwood Specialties Group, Inc.

(7)
Included in Interest and financing expenses for the year ended December 31, 2015 is $1.6 million ($1.0 million after income taxes, or $0.01 per share) of interest and financing expenses associated with senior notes we issued in the fourth quarter of 2014 in connection with the acquisition of Rockwood, which did not close until January 12, 2015.

(8)	Other adjustments included the following:

Three months ended December 31, 2016 -

•
A net loss of $0.9 million on the sales of properties included in Selling, general and administrative expenses, as well as $2.4 million of environmental charges related to a site formerly owned by Albemarle, a $1.1 million gain related to a previously disposed of site in China and a loss of $1.0 million on the sales of properties included in Other income (expenses), net. After income taxes, these net charges totaled $2.4 million, or $0.03 per share.

Year ended December 31, 2016 -

•
A net loss of $0.9 million on the sale of properties included in Selling, general and administrative expenses, as well as $2.4 million of environmental charges related to a site formerly owned by Albemarle and a $1.1 million gain related to a previously disposed of site in China included in Other income (expenses), net. After income taxes, these net charges totaled $2.0 million, or $0.02 per share.

Year ended December 31, 2015 -

•	$4.4 million ($2.8 million after income taxes, or $0.03 per share) for amortization of bridge facility fees and other financing fees related to the acquisition of Rockwood.

(9)
Included in Equity in net income of unconsolidated investments (net of tax) for the three months and year ended December 31, 2015 is an impairment charge of $2.0 million ($0.02 per share) related to our unconsolidated investment in Fábrica Carioca de Catalisadores SA.

(10)
Included in Income tax expense (benefit) for the three months and year ended December 31, 2016 are expense items of $18.4 million ($0.16 per share) and $20.0 million ($0.18 per share), respectively, related primarily to a tax gain from restructuring the ownership of a foreign subsidiary, foreign tax rate changes, provision to return adjustments and changes in valuation allowances necessary due to the restructuring. Included in Income tax expense (benefit) for the three months and year ended December 31, 2015 are benefits of $43.1 million, or $0.37 per share, primarily related to the release of certain tax reserves associated with lapses in statutes of limitations and audit closures.

(c)
On June 17, 2016, the Company entered into a definitive agreement to sell the Chemetall Surface Treatment business to BASF SE. On December 14, 2016, the Company closed the sale of this business for cash proceeds of approximately $3.1 billion, net of estimated purchase price adjustments, and recorded an after-tax gain of $135.0 million in 2016 related to the sale of this business. In the fourth quarter of 2016, we reversed a discrete non-cash charge of $381.5 million due to a change in the Company’s assertion over book and tax basis differences related to a U.S. entity being sold, as well as a net discrete non-cash charge of $29.8 million related to a change in the Company’s assertion over reinvestment of foreign undistributed earnings, both of which were recorded in previous quarters in 2016.

(d)	Totals may not add due to rounding.

(e)
The change in working capital increased $239.2 million for the year ended December 31, 2016 primarily as a result of the increase in income taxes payable from the gain on the sale of the Chemetall Surface Treatment business of $253.0 million.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), adjusted net income from continuing operations, adjusted diluted earnings per share attributable to Albemarle Corporation, adjusted diluted earnings per share from continuing operations, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to net income attributable to

Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see below for supplemental reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP. The Company does not provide a reconciliation of forward looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(In Thousands)
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), adjusted net income from continuing operations, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before discontinued operations, interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income attributable to Albemarle Corporation	$602,090	$174,252	$643,675	$334,906
Add back:
Income from discontinued operations (net of tax)	(559,974)	(13,402)	(202,131)	(32,476)
Earnings from continuing operations	42,116	160,850	441,544	302,430
Add back:
Non-operating pension and OPEB items from continuing operations (net of tax)	17,868	(22,160)	17,608	(24,588)
Non-recurring and other unusual items from continuing operations (net of tax)	28,844	(30,634)	(55,374)	114,336
Adjusted net income from continuing operations	88,828	108,056	403,778	392,178
Income from discontinued operations (net of tax)	559,974	13,402	202,131	32,476
Add back:
Non-operating pension and OPEB items from discontinued operations (net of tax)	3,425	(6,553)	5,798	(7,738)
Non-recurring and other unusual items from discontinued operations (net of tax)	(550,868)	1,254	(128,340)	22,471
Adjusted net income attributable to Albemarle Corporation	$101,359	$116,159	$483,367	$439,387

Adjusted diluted earnings per share attributable to Albemarle Corporation	$0.89	$1.03	$4.27	$3.94

Weighted-average common shares outstanding – diluted	113,563	112,608	113,239	111,556

Net income attributable to Albemarle Corporation	$602,090	$174,252	$643,675	$334,906
Add back:
Income from discontinued operations (net of tax)	(559,974)	(13,402)	(202,131)	(32,476)
Interest and financing expenses	18,321	19,457	65,181	81,650
Income tax expense (benefit)	34,728	(30,646)	96,263	11,134
Depreciation and amortization	49,687	38,368	190,975	181,173
EBITDA	144,852	188,029	793,963	576,387
Non-operating pension and OPEB items	26,368	(31,385)	25,589	(35,300)
Non-recurring and other unusual items (excluding items associated with interest expense)	16,164	17,837	(61,335)	214,913
Adjusted EBITDA	$187,384	$174,481	$758,217	$756,000

Net sales	$696,655	$722,610	$2,677,203	$2,826,429
EBITDA margin	20.8%	26.0%	29.7%	20.4%
Adjusted EBITDA margin	26.9%	24.1%	28.3%	26.7%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Lithium and Advanced Materials	Bromine Specialties	Refining Solutions	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended December 31, 2016:
Net income (loss) attributable to Albemarle Corporation	$75,021	$37,143	$48,107	$160,271	$(1,711)	$443,530	$602,090	86.5%
Depreciation and amortization	27,478	9,806	9,236	46,520	1,673	1,494	49,687	7.1%
Non-recurring and other unusual items (excluding items associated with interest expense)	—	—	—	—	—	16,164	16,164	2.3%
Interest and financing expenses	—	—	—	—	—	18,321	18,321	2.6%
Income tax expense	—	—	—	—	—	34,728	34,728	5.0%
Income from discontinued operations (net of tax)	—	—	—	—	—	(559,974)	(559,974)	(80.4)%
Non-operating pension and OPEB items	—	—	—	—	—	26,368	26,368	3.8%
Adjusted EBITDA	$102,499	$46,949	$57,343	$206,791	$(38)	$(19,369)	$187,384	26.9%

Three months ended December 31, 2015:
Net income attributable to Albemarle Corporation	$60,602	$32,121	$42,072	$134,795	$23,137	$16,320	$174,252	24.1%
Depreciation and amortization	16,539	10,101	8,642	35,282	1,316	1,770	38,368	5.3%
Non-recurring and other unusual items (excluding items associated with interest expense)	738	—	1,971	2,709	—	15,128	17,837	2.5%
Interest and financing expenses	—	—	—	—	—	19,457	19,457	2.7%
Income tax benefit	—	—	—	—	—	(30,646)	(30,646)	(4.2)%
Income from discontinued operations (net of tax)	—	—	—	—	—	(13,402)	(13,402)	(1.9)%
Non-operating pension and OPEB items	—	—	—	—	—	(31,385)	(31,385)	(4.3)%
Adjusted EBITDA	$77,879	$42,222	$52,685	$172,786	$24,453	$(22,758)	$174,481	24.1%

Year ended December 31, 2016:
Net income (loss) attributable to Albemarle Corporation	$261,394	$187,364	$202,874	$651,632	$131,301	$(139,258)	$643,675	24.0%
Depreciation and amortization	101,966	39,562	36,089	177,617	7,302	6,056	190,975	7.1%
Non-recurring and other unusual items (excluding items associated with interest expense)	—	—	—	—	(123,831)	62,496	(61,335)	(2.3)%
Interest and financing expenses	—	—	—	—	—	65,181	65,181	2.4%
Income tax expense	—	—	—	—	—	96,263	96,263	3.6%
Income from discontinued operations (net of tax)	—	—	—	—	—	(202,131)	(202,131)	(7.6)%
Non-operating pension and OPEB items	—	—	—	—	—	25,589	25,589	1.0%
Adjusted EBITDA	$363,360	$226,926	$238,963	$829,249	$14,772	$(85,804)	$758,217	28.3%

Year ended December 31, 2015:
Net income (loss) attributable to Albemarle Corporation	$148,821	$186,474	$161,585	$496,880	$32,781	$(194,755)	$334,906	11.8%
Depreciation and amortization	84,069	36,179	34,039	154,287	18,183	8,703	181,173	6.4%
Non-recurring and other unusual items (excluding items associated with interest expense)	79,977	—	1,971	81,948	3,029	129,936	214,913	7.6%
Interest and financing expenses	—	—	—	—	—	81,650	81,650	2.9%
Income tax expense	—	—	—	—	—	11,134	11,134	0.4%
Income from discontinued operations (net of tax)	—	—	—	—	—	(32,476)	(32,476)	(1.1)%
Non-operating pension and OPEB items	—	—	—	—	—	(35,300)	(35,300)	(1.2)%
Adjusted EBITDA	$312,867	$222,653	$197,595	$733,115	$53,993	$(31,108)	$756,000	26.7%

	Lithium	PCS	Total Lithium and Advanced Materials
Three months ended December 31, 2016:
Net income attributable to Albemarle Corporation	$65,529	$9,492	$75,021
Depreciation and amortization	23,568	3,910	27,478
Adjusted EBITDA	$89,097	$13,402	$102,499

Three months ended December 31, 2015:
Net income attributable to Albemarle Corporation	$43,251	$17,351	$60,602
Depreciation and amortization	13,142	3,397	16,539
Non-recurring and other unusual items	738	—	738
Adjusted EBITDA	$57,131	$20,748	$77,879

Year ended December 31, 2016:
Net income attributable to Albemarle Corporation	$198,852	$62,542	$261,394
Depreciation and amortization	86,862	15,104	101,966
Adjusted EBITDA	$285,714	$77,646	$363,360

Year ended December 31, 2015:
Net income attributable to Albemarle Corporation	$63,473	$85,348	$148,821
Depreciation and amortization	70,014	14,055	84,069
Non-recurring and other unusual items	79,977	—	79,977
Adjusted EBITDA	$213,464	$99,403	$312,867

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Income from continuing operations before income taxes and equity in net income of unconsolidated investments	Income tax expense (benefit)	Effective income tax rate
Three months ended December 31, 2016:
As reported	$70,185	$34,728	49.5%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	44,453	(2,259)
As adjusted	$114,638	$32,469	28.3%

Three months ended December 31, 2015:
As reported	$130,606	$(30,646)	(23.5)%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	(10,338)	44,600
As adjusted	$120,268	$13,954	11.6%

Year ended December 31, 2016:
As reported	$515,264	$96,263	18.7%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	(33,825)	3,941
As adjusted	$481,439	$100,204	20.8%

Year ended December 31, 2015:
As reported	$310,744	$11,134	3.6%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	157,501	96,830
As adjusted	$468,245	$107,964	23.1%